Exhibit 21.1

SUBSIDIARIES OF RAYONIER ADVANCED MATERIALS INC.

Name of Subsidiary	State/Country of Incorporation/Organization
Rayonier A.M. Products Inc.	Delaware
Rayonier Performance Fibers, LLC	Delaware